UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 Tysons Boulevard	22102
Tysons, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 245-9675

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 4, 2016, CSC Asset Funding I LLC (“CSC Asset Funding”) and Computer Sciences Corporation (the “Company”), entered into an Amended and Restated Master Loan and Security Agreement (the “Agreement”) by and among CSC Asset Funding, as borrower, the Company, as guarantor, Banc of America Leasing & Capital, LLC, as lender, and Bank of America, N.A., as administrative agent. CSC Asset Funding is a special purpose subsidiary of CSC Finance Co. LLC, which is a wholly-owned subsidiary of the Company. The Agreement amends and restates the Master Loan and Security Agreement, dated May 28, 2014 (as amended prior to the date hereof, the "Existing Agreement"), by and between the parties thereto, of which approximately $49 million remains outstanding as of the date hereof.

The Agreement provides for a $150 million committed Lease Credit Facility (the “Leasing Facility”) to finance certain capital expenditures of IT equipment and associated software used in support of IT services provided to the Company’s customers and clients. The drawdown period of the Leasing Facility expires November 29, 2016 and, once drawn, converts into individual term notes of varying terms not to exceed 60 months, depending upon the nature of the underlying equipment being financed. The notes entered into pursuant to the Existing Agreement shall constitute notes under the Agreement. During the drawdown period, CSC Asset Funding shall pay the lender a fee equal to 0.15% per annum on the average daily amount of the undrawn commitments under the Agreement payable in arrears at the end of each fiscal quarter. The drawn principal amount of the notes will accrue interest at the LIBOR rate plus 1.0% per annum. CSC Asset Funding’s obligations under the Leasing Facility are secured by the financed IT equipment and associated software and related assets (including the leases of such equipment and software), and are guaranteed by the Company.

In addition, the Agreement contains representations, warranties, and covenants customary for loan facilities of this type, as well as customary events of default, including (i) payment defaults on principal payments aggregating $250.0 million or to other events if the effect is to accelerate or permit acceleration of such debt and (ii) the occurrence of a change in control. In addition, the guarantee agreement provided by the Company in connection with the Agreement contains quarterly financial maintenance covenants that the Company shall not permit (A) the ratio of consolidated EBITDA to consolidated interest expense to be less than 3.00 to 1.00 or (B) the ratio of consolidated total indebtedness to consolidated EBITDA to exceed 3.00 to 1.00. The new Leasing Facility also amended and updated the definition of consolidated EBITDA to conform to the definitions contained in the Term Loan Agreement, dated as of March 21, 2016, by and among the Company, a consortium of lenders, and Bank of America, N.A., as administrative agent. The Agreement includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the Agreement.

The joint lead-arrangers on the Leasing Facility are Banc of America Leasing & Capital, LLC, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Leasing Facility provides that prepayment of outstanding amounts in whole or in part is permitted at any time without penalty or premium, other than customary LIBOR breakage.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference and made a part hereof.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information with respect to the Agreement contained in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

In addition, on April 1, 2016, the Company exercised an option under its existing term loan agreement to increase the outstanding term loans thereunder by $50 million, from $525 million to $575 million. The increase in total term loans outstanding is being made pursuant to an accordion feature of the Term Loan Agreement, dated as of March 21, 2016, by and among the Company, a consortium of lenders, and Bank of America, N.A., as administrative agent, which allowed the Company to increase the total term loans outstanding thereunder by up to an additional $250 million (up to $775 million in total term loans outstanding), if lenders are, in their discretion, willing to provide such additional term loans. As a result of the additional term loan funding drawn, the remaining accordion availability is $200 million before reaching the maximum total $775 million term loan facility size under the Term Loan Agreement. Terms and conditions of the term loan agreement remain as previously described in the Company's current report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2016.

Item 9.01    Financial Statements and Exhibits.

(d) The following exhibits are filed herewith.

Exhibit No.	Description
10.1
Amended and Restated Master Loan and Security Agreement, dated as of April 4, 2016, by and among CSC Asset Funding I LLC, as borrower, Computer Sciences Corporation, as guarantor, Banc of America Leasing & Capital, LLC, as lender, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: April 7, 2016	By: /s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Amended and Restated Master Loan and Security Agreement, dated as of April 4, 2016, by and among CSC Asset Funding I LLC, as borrower, Computer Sciences Corporation, as guarantor, Banc of America Leasing & Capital, LLC, as lender, and Bank of America, N.A., as administrative agent.